                                                                    EXHIBIT 23.7

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-4 of Coram Healthcare Corporation of our report dated March 15, 1995 relating to the financial statements of Caremark International Inc. Home Infusion Business, which appears in such Prospectus. We also consent to the references to us under the heading "Experts" and "Summary Historical Consolidated Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Summary Historical Consolidated Financial Data."

/s/ PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP

Chicago, Illinois
May 11, 1995